Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-276621 on Form F-4, Registration Statement Nos. 333-232765, 333-234125, 333-252808 and 333-264226 on Form F-3 and Registration Statement No. 333-176922 on Form S-8 of Star Bulk Carriers Corp. of our report dated March 4, 2024, relating to the financial statements of Eagle Bulk Shipping Inc. appearing in the Annual Report on Form 10-K of Eagle Bulk Shipping Inc. for the year ended December 31, 2023 and incorporated by reference into this report on Form 6-K, dated March 15, 2024,  as exhibit 99.1.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 15, 2024